SEMORAN FINANCIAL CORPORATION

DIRECTOR WARRANT AGREEMENT

            This Director Warrant Agreement (this "Agreement") is executed as of this ____ day of _______________, 2007, by Semoran Financial Corporation, a Florida corporation ("Company"), in favor of the person whose name appears on the signature page hereof (the "Initial Holder"), in accordance with the terms and subject to the conditions set forth in this Agreement.

            WHEREAS, the Initial Holder participated in organizing the Company and Community Bank of Central Florida (the "Bank") and has agreed to serve as a director of the Company and, if applicable, the Bank; and

            WHEREAS, in recognition of his/her efforts as aforesaid, the Company desires to grant to the Initial Holder warrants to purchase shares of common stock of the Company (each, a "Warrant" and, collectively, the "Warrants") in the amounts set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and the agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Company and, by acceptance of a Warrant, the Holder agree as follows:

            1.     Grant of Warrants. Subject to the terms, restrictions, limitations and conditions stated in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to the Initial Holder the number of Warrants set forth on the signature page hereof and beside his/her name. Subject to adjustment as provided in Section 11 of this Agreement, each Warrant initially shall be exercisable for one fully paid and nonassessable share of common stock, par value $.01 per share, of the Company ("Share"), which Share shall have been registered by the Company pursuant to the certain Registration Statement on Form SB-2, which became effective on ___________, 2007 (the "Registration Statement").. The Initial Holder and all subsequent registered holders of the Warrants (each, a "Holder" and, collectively, the "Holders") shall have the rights and obligations set forth in this Agreement.

            2.     Warrant Certificates.  Each Warrant shall be evidenced by a warrant certificate, which shall be substantially in the form attached to this Agreement as Exhibit A ("Warrant Certificate"). Each Warrant Certificate shall have such marks of identification or designation and such legends or endorsements thereon as the Company deems appropriate, so long as they are not inconsistent with the provisions of this Agreement, or as are required to comply with any applicable law, rule or regulation applicable to the Company or the Shares. The Warrant Certificates shall be executed on behalf of the Company by the manual, facsimile or imprinted signature of its Chairman of the Board, its President or any vice president and shall be attested by the manual, facsimile or imprinted signature its Secretary or any assistant secretary.

            3.     Vesting/Term of Warrants.

             (a)     The Warrants issued hereunder shall be subject to a vesting schedule whereby one-third (1/3) of the Warrants shall vest and become exercisable by Holder on each of the first, second and third anniversary of the Issue Date (as hereinafter defined), provided that on each such anniversary Holder serves as a member of the Board or Directors of the Company and has attended at least 75% of the meetings of such Board and any committee of the Board of which Holder is a member which took place during the preceding twelve-month period. Notwithstanding the foregoing, the Warrants not then yet vested shall vest upon the occurrence of a Change of Control (as hereinafter defined).

             (b)     The term for the exercise of the vested Warrants shall begin at 9:00 a.m., Orlando, Florida, time on the date that the Bank opens for business (the "Issue Date"). The term for the exercise of the Warrants shall expire at 5:00 p.m., Orlando, Florida, time on the earlier to occur of (i) the tenth anniversary of the Issue Date, or (ii) the date provided in Section 3(b) of this Agreement (the "Expiration Time").

             (c)     Notwithstanding any provision of this Agreement or any Warrant Certificate to the contrary, the Warrants shall expire, to the extent not exercised, within 45 days following the receipt of notice from the Bank's state or primary federal regulator ("Regulator") that (i) the Bank has not maintained its minimum capital requirements (as determined by the Regulator); and (ii) the Regulator is requiring exercise or forfeiture of the Warrants. Upon receipt of such notice from the Regulator, all Warrants then not yet vested shall become vested, and the Company shall promptly notify each Holder that he/she must exercise the Warrants held by him/her prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or forfeit such Warrant. In case of forfeiture, no Holder shall have any cause of action, of any kind or nature, against the Company, the Bank or any of their respective officers or directors with respect to the forfeiture. In addition, the Company shall not be liable to any Holder due to the failure or inability of the Company to provide adequate notice to Holder.

             (d)     For purposes hereof, Change of Control means any one of the following events:

             (i)     the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Company if, after the transaction, the acquiring person or persons owns, controls or holds the power to vote twenty-five percent (25%) or more of any class of voting securities of the Company;

             (ii)     within any twelve-month period the persons who were directors of the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors by, or on the recommendation of or with the approval of at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

             (iii)     a reorganization, merger, share exchange combination or consolidation, with respect to which persons who were the shareholders of the Company or the Bank immediately prior to such reorganization, merger, share exchange combination or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting poser entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company's then outstanding voting securities; or

             (iv)     the sale, transfer or assignment of all or substantially all of the assets of either the Company of the Bank to any third party.

            4.     Exercise of Warrants.  The purchase price per Share to be paid by Holder for Shares subject to the Warrants shall be $10.00, subject to adjustment as set forth in Section 11 of this Agreement (the "Exercise Price"). Holder may exercise the Warrants evidenced by a Warrant Certificate in whole or in part at any time prior to the Expiration Time by delivering to the Secretary of the Company (i) the Warrant Certificate; (ii) a written notice to the Company specifying the number of Shares with respect to which Warrants are being exercised; and (iii) a check for the full amount of the aggregate Exercise Price of the Shares being acquired.

            Notwithstanding the foregoing, the Company shall not be obligated to deliver any Shares pursuant to the exercise of any of the Warrants and shall have no obligation to settle such Warrants exercise unless a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the Shares is effective, subject to the Company's satisfying its obligations under Section 14 to use its best efforts. In the event that a registration statement with respect to the Shares underlying the Warrants is not effective under the Act, the Holder shall not be entitled to exercise the Warrants and the Warrants may have no value and expire worthless. In no event will the Company be required to net cash settle the exercise of the Warrants. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise would be unlawful.

            5.     Delivery of Shares; Partial Exercise.  Upon receipt of the items set forth in Section 4, and subject to the terms of this Agreement, the Company shall promptly deliver to, and register in the name of, the Holder a certificate or certificates representing the number of Shares acquired by exercise of a Warrant. In the event of a partial exercise of Warrant(s), a new Warrant Certificate evidencing the number of Shares that remain subject to the Warrant shall be issued by the Company to such Holder or to his duly authorized assigns.

            6.     Registration of Transfer and Exchange.

             (a)     The Company shall keep, or cause to be kept, at its principal place of business or at such other location designated by the Company, a register in which, subject to such reasonable regulations as the Company may prescribe, the registrar and transfer agent (the "Securities Registrar") shall register the Warrant Certificates and the transfers thereof as provided herein ("Securities Register"). The initial Securities Registrar shall be the Secretary of the Company.

             (b)     Upon surrender for registration of transfer of any Warrant Certificate, the Company shall issue and deliver to the Holder, or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

             (c)     At the option of the Holder, Warrant Certificates may be exchanged for other Warrant Certificates of like tenor and in like aggregate amount upon surrender of the Warrant Certificates to be exchanged. Upon such surrender, the Company shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

             (d)     Every Warrant Certificate surrendered for registration of transfer or exchange shall be accompanied (if so required by the Company or the Securities Registrar) by a written instrument or instruments of transfer, in form satisfactory to the Company or the Securities Registrar, duly executed by the registered Holder or by such Holder's duly authorized attorney in writing.

            7.     Replacement of Warrant Certificates.

             (a)     Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Warrant Certificate and, in the case of loss, theft or destruction, upon delivery of an indemnity agreement (with or without a bond, in the discretion of the Company, reasonably satisfactory to the Company), the Company shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

             (b)     All Warrants shall be held and owned under the express condition that the provisions of this Section 7 are exclusive with respect to the replacement or payment of mutilated, destroyed, lost or stolen Warrant Certificates and shall preclude (to the extent lawful) all other rights and remedies, notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

             (c)     Upon the issuance of any new Warrant Certificate under this Section 7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Company and its agents and counsel) connected therewith.

             (d)     Every new Warrant Certificate issued pursuant to this Section 7 shall constitute an additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly issued hereunder.

            8.     Persons Deemed Holders.  Prior to the due presentment of a Warrant Certificate for registration of transfer or exchange, the Company, any Securities Registrar and any other agent of the Company may treat the person in whose name such Warrant Certificate is registered in the Securities Register as the sole Holder of such Warrant Certificate and of the Warrant represented by such Warrant Certificate for all purposes whatsoever, and shall not be bound to recognize any equitable or other claim to or interest in such Warrant Certificate or in the Warrant represented by such Warrant Certificate on the part of any person and shall be unaffected by any notice to the contrary.

            9.     Cancellation.  All Warrant Certificates surrendered for the purpose of exercise, exchange or registration of transfer shall be cancelled by the Securities Registrar, and no Warrant Certificates shall be issued in lieu thereof, except as expressly permitted by the provisions of this Agreement.

            10.     Fractional Shares.  The Company shall not be required to issue Warrant Certificates exercisable for fractional Shares or to issue fractional Shares upon the exercise of Warrants.

            11.     Stock Dividends, Splits, Etc.

             (a)     If, prior to the Expiration Time, the Company shall subdivide its outstanding Shares into a greater number of Shares, or declare and pay a dividend of its Shares payable in additional Shares, the Exercise Price, as then in effect, shall be proportionately reduced, and the Company shall proportionately increase the number of Shares then subject to exercise under this Warrant (and not previously exercised.)

             (b)     If, prior to the Expiration Time, the Company shall combine its outstanding Shares into a lesser number of Shares, the Exercise Price, as then in effect, shall be proportionately increased, and the Company shall proportionately reduce the number of Shares then subject to exercise under this Warrant (and not previously exercised.)

            12.     Reorganization, Reclassifications, Consolidation or Merger.    If, prior to the Expiration Time, there shall be a reorganization or reclassification of the Shares (other than as provided in Section 11 of this Agreement), or any consolidation or merger of the Company with another entity, the Holder shall be entitled to receive, during the remainder of the term of this Agreement and upon payment of the Exercise Price, the number of shares of stock or other securities or property of the Company or of the successor entity (or its parent company) resulting from such consolidation or merger, as the case may be, to which a holder of Shares, deliverable upon the exercise of a Warrant, would have been entitled upon such reorganization, reclassification, consolidation or merger; and, in any case, the Company shall make appropriate adjustments (as determined by the board of directors of the Company in its sole discretion) in the application of the provisions with respect to the rights and interests of the Holders so that the provisions set forth in this Agreement (including the adjustment to the Exercise Price and the number of Shares issuable upon exercise of the Warrants) shall be applicable, as nearly as may be practicable, to any shares or other property thereafter deliverable upon the exercise of this Warrant.

            13.     Certificate as to Adjustments; Issuance of New Warrant Certificates.  Within thirty (30) days following any adjustment provided for in Section 11 or 12 of this Agreement, the Company shall give written notice of the adjustment to the Holder as provided in Section 14(a) of this Agreement. The notice shall state the Exercise Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of the Warrant(s) and shall set forth in reasonable detail the method of calculation for each. Notwithstanding anything to the contrary set forth herein or in the Warrant Certificates, the Company may, at its option, issue new Warrant Certificates evidencing the Warrants, in such form as may be approved by the Company, to reflect any adjustment or change in the Exercise Price and the number or kind of stock or other securities or property purchasable upon exercise of the Warrants.

            14.     Transferability. Notwithstanding anything in this Director Warrant Agreement to the contrary, the Warrants may not be transferred by the Initial Holder, except in accordance with the laws of descent and distribution.

            16.     Registration of Shares. The Company represents and warrants that it has taken such action as is necessary to qualify for sale, in these states in which the Warrants were issued, the Shares issuable upon exercise of the Warrants. The Company agrees that it will use its best efforts to maintain the effectiveness of the Registration Statement until the expiration of the Warrants in accordance with the provisions of this Agreement.

            16.     Miscellaneous.

             (a)     Any notice or other communication required or permitted to be made hereunder shall be in writing, duly signed by the party giving such notice or communication and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid as follows (or at such other address for a party as shall be specified by like notice): (i) if given to the Company, at its principal place of business; and (ii) if given to the Holder, at the address set forth for the Holder on the books and records of the Company. A notice given to the Company by the Holder with respect to the exercise of a Warrant shall not be effective until received by the Company.

             (b)     The Company shall, at all times, reserve and keep available out of its authorized and unissued Shares or out of any Shares held in treasury that number of Shares that will from time to time be sufficient to permit the exercise in full of all outstanding Warrants. The Company shall take all such action as may be necessary to ensure that all Shares delivered upon exercise of any Warrants shall, at the time of delivery of the Warrant Certificates for such Shares, be duly authorized, validly issued, fully paid and nonassessable.

             (c)     The Company shall pay when due and payable any and all federal and state transfer taxes and charges (other any applicable income taxes) that may be payable in respect of the issuance and delivery of Warrant Certificates or of certificates for Shares receivable upon the exercise of any Warrants; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of the issuance and delivery (i) of any Warrant Certificate or stock certificate registered in a name other than that of the Holder of the Warrant Certificate that has been surrendered, or (ii) of any Warrant Certificate under Section 7.

             (d)     No Holder, in his capacity as such, shall be entitled to vote or receive dividends or shall be deemed from any other purpose the holder of the Shares or other securities which may at any time be issuable upon the exercise of such Warrant. Nothing contained herein or in any Warrant Certificate shall be construed to confer upon any Holder, in his capacity as such, any of the rights of a shareholder of the Company, including any right to vote for the election of directors or upon any matter submitted to shareholders of the Company at any meeting thereof, to give or withhold consent to any corporation action, or to receive notices of meeting or other actions affecting shareholders.

             (e)     The Holder, by accepting a Warrant Certificate, accepts and agrees to the terms of this Agreement. The terms of this Agreement shall be binding upon the Company and the Holder and his/her respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or will be construed to give any person other than the Company or the Holder any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the Company and the Holder that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the Company and the Holder and for the benefit of no other person.

             (f)     This Agreement constitutes the full understanding of the Company and the Holder, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Company and the Holder with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

             (g)     This Agreement shall terminate upon the earlier of (i) the Expiration Time, or (ii) the close of business on the date on which all Warrants shall have been exercised.

             (h)     THIS AGREEMENT, EACH WARRANT AND EACH WARRANT CERTIFICATE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION IN ORANGE COUNTY, FLORIDA.

Number of Warrants: ______________________

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INITIAL HOLDER:	SEMORAN FINANCIAL CORPORATION
_______________________ Name Date	By:	_______________________

EXHIBIT A

FORM OF DIRECTOR WARRANT CERTIFICATE

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS SPECIFIED IN THAT CERTAIN DIRECTOR WARRANT AGREEMENT DATED AS OF                        , 2007, BY SEMORAN FINANCIAL CORPORATION, A FLORIDA CORPORATION ("COMPANY"), IN FAVOR OF THE INITIAL HOLDER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"). A COPY OF THE FORM OF THE AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY DURING NORMAL BUSINESS HOURS. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF THE AGREEMENT.
No. DW- ________________	Number of Warrants:______

SEMORAN FINANCIAL CORPORATION
DIRECTOR WARRANT CERTIFICATE

            This Director Warrant Certificate certifies that _________________________, or registered assigns, is the registered holder (the "Holder") of a warrant to purchase the number of fully-paid and non-assessable shares of common stock, $.01 par value of the Company ("Shares") set forth above, at the exercise price, subject to adjustment in certain events ("Exercise Price"), of $10.00 per share ("Warrant").

            The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrants issued pursuant to the Agreement, which is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holder. All terms used, but not otherwise defined, in this Warrant Certificate shall have the meanings assigned to them in the Agreement. If any provision of this Warrant Certificate conflicts with a provision of the Agreement, the provision of the Agreement shall supercede.

            The Holder may exercise the Warrant only as provided in the Agreement, in whole or in part, at any time prior to the Expiration Time by delivering to the Secretary of the Company (i) this Warrant Certificate; (ii) a written notice to the Company specifying the number of Shares with respect to which Warrants are being exercised; and (iii) a check for the full amount of the aggregate Exercise Price of the Shares being acquired.

            Upon receipt of the items set forth above, and subject to the terms of the Agreement, the Company shall promptly deliver to, and register in the name of, the Holder a certificate or certificates representing the number of Shares acquired by exercise of this Warrant. In the event of a partial exercise of this Warrant, a new Warrant Certificate evidencing the number of Shares that remain subject to this Warrant shall be issued by the Company to such Holder or to his duly authorized assigns. In this connection, it is agreed and understood that the Company shall not be obligated to deliver any Shares pursuant to the exercise of the Warrant and shall have no obligation to settle the Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the Shares is effective, subject to the Company's satisfying its obligations under Section 14 of the Agreement to use its best efforts. In the event that a registration statement with respect to the Shares underlying the Warrant is not effective under the Act, the Holder shall not be entitled to exercise the Warrant and the Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the exercise of the Warrant. The Warrant may not be exercised by, or securities issued to, the Holder in a state in which such exercise would be unlawful.

            The Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company may, at its option, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants.

            Upon surrender for registration of transfer of this Warrant Certificate, subject to the terms of the Agreement, the Company shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

            Prior to the due presentment of this Warrant Certificate for registration of transfer or exchange, the Company, any Securities Registrar and any other agent of the Company may treat the person in whose name this Warrant Certificate is registered in the Securities Register as the sole Holder of this Warrant Certificate and of the Warrant represented by this Warrant Certificate for all purposes whatsoever, and shall not be bound to recognize any equitable or other claim to or interest in this Warrant Certificate or in the Warrant represented by this Warrant Certificate on the part of any person and shall be unaffected by any notice to the contrary.

            The Holder, in his capacity as such, shall not be entitled to vote or receive dividends or shall be deemed from any other purpose the holder of the Shares or other securities which may at any time be issuable upon the exercise of this Warrant. Nothing contained in this Warrant Certificate shall be construed to confer upon the Holder, in his capacity as such, any of the rights of a shareholder of the Company, including any right to vote for the election of directors or upon any matter submitted to shareholders of the Company at any meeting thereof, to give or withhold consent to any corporation action, or to receive notices of meeting or other actions affecting shareholders.

            Any notice or other communication required or permitted to be made by the Holder to the Company shall be in writing, duly signed by the Holder and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid to the Company, at its principal place of business (or such other address as designated in writing to the Holder by the Company). A notice given to the Company by a Holder with respect to the exercise of this Warrant shall not be effective until received by the Company.

     IN WITNESS WHEREOF, the Company has caused this Director Warrant Certificate to be duly executed under its corporate seal.

            Dated as of ________________, 2007.

SEMORAN FINANCIAL CORPORATION
a Florida corporation

By: _____________________________
     Name                    Title          Date

[SEAL]

Attest:

_____________________________
Name               Title          Date